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                                                                   EXHIBIT 10.11


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 20th day of December, 1999, effective as of January 1, 2000, by and between BEACON EDUCATION MANAGEMENT LLC, a Tennessee limited liability company ("Employer"), and MICHAEL B. RONAN ("Executive").

                                   WITNESSETH:

         WHEREAS, Employer is a Tennessee limited liability company engaged in the management of schools and educational institutions; and

         WHEREAS, Executive is a qualified administrator, is duly licensed as an administrator.

         WHEREAS, Employer desires to employ Executive to provide educational management services for and on behalf of Employer, and Executive desires to accept such employment, subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

SECTION 1.          EMPLOYMENT OF EXECUTIVE.

         1.1 General Duties of Executive. Employer hereby engages Executive to serve as the Chief Operating Officer on behalf of Employer on the terms and conditions set forth herein. The parties hereto acknowledge that Executive may perform the duties hereunder from his present location. Executive hereby accepts such engagement by Employer. Executive agrees to serve in such capacity exclusively through this Agreement on a full-time basis and, in furtherance thereof, to provide the following professional services:

         1.1.1 Professional Services. Executive shall oversee services including but not limited to the following:

         - marketing and development of school management contracts to charter boards

         -        implementation of the Employer's school management contracts

         - financial controls and human resources for the Employer and the schools it managed

         -        student recruitment for schools managed by the Employer

         - design and implementation of the Employer's educational program

         - compliance by the Employer and the schools it manages with relevant laws and regulations

         - design and procurement of facilities for schools managed by the Company

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         -        all other aspects of the Employer's daily operations.

         subject to the direction and control of the Managing Members of the Employer.

                  1.1.2 Time Commitment. Executive shall devote Executive's full business time and efforts to rendering administrative services on behalf of Employer.

                  1.1.3 Professionalism and Personal Conduct. All of Executive's services shall be performed in accordance with the ethical standards of the education profession. Executive shall avoid all personal acts, habits, and usages which might injure in any way, directly or indirectly, executive's professional reputation, or the reputation of Employer. Executive shall promote the professional practice of Employer to the extent permitted by law and the applicable standards of professional ethics.

                  1.1.4 Other. Executive shall perform any other duties, within the scope of employment as an educational administrator and manager, as Employer may from time to time reasonably direct.

         1.2 Executive's Representations and Warranties. Employer has entered into this Agreement in reliance on Executive's representations and warranties to Employer as follows:

                  1.2.1 Administrator Certification. Executive has, and will maintain throughout the term of this Agreement, a license to act as a School Superintendent. Executive shall promptly advise Employer of any cancellation, suspension or impairment thereof.

                  1.2.2 No Violation. Executive is not in breach of, and will not during the term of this Agreement be in breach of, any other contract, obligation or covenant that would affect Executive's ability to perform hereunder and, as a result of entering into this Agreement, will not breach any such contract, obligation or covenant.

                  1.2.3    Prior Actions.

                           (a)      Executive's administrative certification in
any state has never been suspended, revoked or restricted.

                           (b)      Executive has never been reprimanded,
sanctioned or disciplined by any licensing board or state or local school board.

                           (c)      There have been no claims threatened or
pending against Executive for abuse.

                           (d)      Executive has never been denied membership
or reappointment of membership on the educational staff of any school or institution and no school position has ever been suspended, curtailed or revoked.


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         1.3      Conflict of Interest. Executive shall not accept employment or contractual obligations with any other educational entity, organization, or individual without Employer's written approval, which approval shall not be unreasonably withheld so long as such activity does not interfere with Executive's duties contained in this Agreement.

         1.4 Employer's Representations and Warranties. Employer hereby warrants and represents as follows:

                  1.4.1 Employer is a Tennessee limited liability company, engaged in the management of schools and educational institutions by and through its subsidiaries qualified in the respective states in which Employer is engaged in the management of such schools.

SECTION 2.          COMPENSATION AND BENEFITS.

         2.1 Compensation. For services rendered pursuant to this Agreement, Executive shall receive the following compensation:

                  2.1.1 Salary. As base salary during the period January 1, 2000 through June 30, 2000, Employer shall pay Executive at the rate of One Hundred Thirty Thousand Dollars ($130,000.00 ) per annum. Such base salary shall increase to One Hundred Thirty Five Thousand Dollars ($135,000.00 ) per annum for the period July 1, 2000 through June 30, 2001, and shall increase to One Hundred Forty-five Thousand ($145,000.00) per annum for the period July 1, 2001 through June 30, 2002. For the period July 1, 2002 through September 30, 2002, the base salary shall increase to One Hundred Fifty Five Thousand Dollars ($155,000.00) per annum.

                  2.1.2 Contribution Allowance. In accordance with two Contribution Allowance Agreements dated July 2, 1997 and December 12, 1996 between Executive and Employer, Executive shall continue to vest over time in options to purchase up to a total of twenty-seven thousand (27,000) Class B Points of Interest pursuant to Employer's 1996 Points of Interest Option Plan under the terms set forth in the two Contribution Allowance Agreements.

                  2.1.3 Bonuses. On September 15 of each year, Executive shall be eligible to receive a bonus payment at the discretion of the Employer's Board. On or before March 1, 2000, Executive and Employer's Board shall meet to determine the amount of the bonus for which Executive shall be eligible each year, and the criteria upon which the bonus payment shall be determined. At that time, such amounts and criteria shall be added as an addendum to this Agreement in a form similar to that attached hereto as Exhibit A.

                  2.1.4 Payment of Compensation. Employer shall pay Executive all such compensation in accordance with Employer's normal payroll practices.


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         2.2      Tax Withholdings. Employer shall withhold from the
compensation payable to Executive any and all federal, state or local taxes and fees as is customary or required by law.

         2.3 Benefits. Executive shall be entitled to participate in group medical, dental, accident, disability, health and life insurance plans, retirement funds, and other standard benefits (the "Benefits"), as may be provided by Employer, from time to time, to its employees of comparable status, subject to, and to the extent that, Executive is eligible under such benefit plans in accordance with their terms. The parties hereto acknowledge that such Benefits are subject to change from time to time as determined by the Managing Members.

         2.4 Vacation. Executive shall be entitled to the same paid vacation per annum as may be provided by Employer to its employees of comparable status but in no event shall such vacation be less than two weeks per annum. Executive shall schedule such vacation at times which are mutually acceptable to Employer and Executive.


SECTION 3.          TERM AND TERMINATION.

         3.1 Term. The term of this Agreement shall be for a period of two years, nine months, commencing on January 1, 2000 and ending on September 30, 2002.


         3.2 Termination By Executive For Cause. During the term of this Agreement, Executive shall have the right to terminate this Agreement if there has been a material breach of the provisions hereunder by Employer, provided such breach is not corrected within thirty (30) days after written notice of the breach is delivered to Employer by Executive.

         3.3 Termination By Employer for Cause. During the term of this Agreement, whether during the Initial Term or during any renewal term, Employer shall have the right to immediately terminate the Agreement and all its obligations hereunder, upon any of the following occurrences:

                  (a)      death of Executive;

                  (b) the failure of Executive to perform his or her duties hereunder because of a physical or mental illness or injury or otherwise for a period of ninety (90) consecutive days after use of all accrued vacation and sick days;

                  (c) adjudication of Executive as legally incompetent by any court having jurisdiction to determine such matter;

                  (d) Executive's conviction of or try of a plea of nolo contendere for a felony or any crime involving moral turpitude;


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                  (e)      acts of dishonesty by Executive towards Employer;

                  (f) continued acts which violate Employer's policies and procedures as specified in the Employer's written employee manual, or acts which violate Employer's professional practice standards or quality assurance standards, after Executive has been given notice by Employer of such acts and a reasonable time (not to exceed thirty (30) days from receipt of notice) to cure such acts;

                  (g) a material breach of the provisions hereunder by Executive, including Executive's neglect, failure or refusal to perform or observe any or all of Executive's obligations hereunder.

         3.4      Effects of Termination.

                  3.4.1 Final Payment. Upon termination of this Agreement, Employer will pay Executive as Executive's final compensation under this
Agreement: (i) any salary and reimbursable expense due and owing to Executive for the period through the effective date of such termination; and (ii) vacation time as of the effective date of such termination as reflected on Employer's personnel records of Executive, such compensation to be determined pursuant to the Employee Manual, less any outstanding amounts owed by Executive to Employer.

                  3.4.2 Resignation from Employer. Upon termination of this Agreement, Executive shall be deemed to have resigned all positions then held by Executive with Employer, including, without limitation, officerships or other management positions in Employer.

                  3.4.3 Removal from Employer Offices. Executive shall immediately vacate Employer's offices; provided, however, Employer shall afford Executive reasonable access to its offices to remove Executive's personal property.

                  3.4.4 Further Obligations. Upon the expiration or earlier termination of this Agreement, neither party shall have any further obligations hereunder except for (i) obligations accruing prior to the date of expiration or termination and (ii) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of this Agreement, including, without limitation, the covenants set forth in Section 4.


SECTION 4.          RESTRICTIVE COVENANTS.

         4.1 Confidentiality. Executive acknowledges and agrees that, while employed by Employer and thereafter, Executive shall not, at any time, disclose to any person, firm, corporation or other entity, or use for Executive's own benefit whether or not for


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monetary gain, any confidential information ("Confidential Information")
concerning the conduct or the business affairs of Employer, including, without limitation, trade secrets, know-how, inventions, curriculum, customer and supplier lists, business plans, operation records, pricing policies, referral sources or organizations, marketing and sales plans. financial information, names, addresses, positions, salaries and other terms of employment of other employees of Employer. Executive acknowledges that all records, data, communications and other property of Employer entrusted or loaned, to Executive or prepared by Executive during the term of this Agreement (including, but not limited to, any inventions, data, creations or other work product) are Employer's property and Executive agrees to return any material so loaned to or so prepared by Executive or Employer immediately upon termination of employment. For the purposes of this Agreement, Confidential Information does not include information that is or becomes part of the public domain, other than through Executive's action or inaction.


         4.2 Ownership of Work Product. Employer shall own, and Executive hereby transfers and assigns to Employer (to the extent proprietary), all rights of, in and to any material and/or ideas and all results and proceeds of Executive's services hereunder, or conceived of or produced during Executive's employment (including but not limited to, any inventions, data, creations, software programs or other work product) (collectively, "Work Product"). Executive will execute and deliver such assignments, certificates of authorship or other instruments as Employer may require from time to time to evidence ownership of such Work Product.

         4.3 Non-Competition Covenant. During Executive's employment, Executive shall not engage as principal, agent, trustee, employee or stockholder or through the agency of any corporation, partnership, association or agent or agency, in any business in competition with the business conducted by the Employer or any of its affiliates at the time.

         4.4 Non-Solicitation. During the term of this Agreement and for a period of two years thereafter (the "Non-Solicitation Period"), Executive shall not, directly or indirectly, individually or on behalf of any other person or entity, do any of the following:

                  (a) call upon, solicit, or attempt to solicit Customers to transfer their patronage from Employer to any other business, firm or entity engaged in activities which are directly or indirectly competitive with those conducted by Employer;

                  (b) aid or agree to aid any person or entity in any attempt to hire any employee of Employer; or

                  (c) induce or attempt to influence any person or business entity who is or was a Customer or supplier of Employer to transact business with a competitor of Employer or cease to do business, in whole or in part, with Employer.


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         4.5      Definition of "Customer". For the purposes of Section 4
hereof, "Customer" means any individual or entity (including, without limitation, any school, educational board, or educational institution, executive, or executive consulting group) to whom Employer directly or indirectly provides, either currently or at any time during Executive's employment, any management services (without regard as to whom is billed for such services). "Customer" shall also include any individual or entity actively solicited by Employer during Executive's employment.

         4.6 Injunctive Relief. Executive acknowledges and agrees that any breach of Section 4 hereof could be expected to cause irreparable harm and injury to Employer's goodwill and competitive position and that the remedy at law for any breach of the provisions in Section 4 hereof will be inadequate. Accordingly, Executive covenants and agrees that Employer shall, in addition to other rights or remedies which it may have, be entitled to such equitable and temporary or permanent injunctive relief to restrain Executive from any violation of such provisions. Such right to obtain equitable and injunctive relief may be exercised, at the option of Employer, concurrently with, prior to, after or in lieu of, the exercise of any other rights or threatened remedies Employer may have as a result of such breach or threatened breach. The pursuit of one of such remedies at any time shall not be deemed an election of remedy or waiver of the right to pursue any of the other of such remedies.

         4.7 Reasonableness of Restrictions. The parties agree that the duration and scope of the restrictions imposed under Section 4 hereof (the "Covenants") are fair and reasonable and are reasonably required for the protection of Employer. Should any court of competent jurisdiction determine that any of the Covenants, or any part thereof, are unenforceable because of the duration or scope of such provision, the parties hereto agree that such court shall have the power to substitute, to the extent enforceable, provisions similar hereto or such other provisions as will enable Employer, to the fullest extent practicable, to enjoy the benefits intended to be agreed upon by and under this Section 4.

         4.8 Litigation Costs. In the event a legal action is instituted to enforce this Section 4, each party shall be responsible for its costs and expenses, including attorney's fees, incurred in connection with such action.


SECTION 5.          MISCELLANEOUS.

         5.1 Assignment. Employer may assign this Agreement to any entity related or affiliated with Employer. Executive shall not have the right to assign this Agreement or delegate any of Executive's responsibilities hereunder without the prior written consent of Employer, which consent may be withheld in its sole and absolute discretion. Any attempted assignment in violation of this Section shall be null and void.

         5.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior


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agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.

         5.3 Modifications. This Agreement may not be amended, altered or modified except by writing signed by the parties.

         5.4 Notices. Any notice or other communication required or permitted by this Agreement shall be in writing and shall either be hand-delivered, sent via overnight mail by a reputable overnight courier such as Federal Express, or sent by certified or registered mail (postage prepaid) addressed as follows:


         If to Employer:            Beacon Education Management LLC
                                    28 White Bridge Road, Suite 210
                                    Nashville, Tennessee 37205
                                    Attention:  William R. DeLoache, Jr.

         With copy to:              Bass, Berry & Sims PLC
                                    2700 First American Center
                                    Nashville, Tennessee 37238-2700
                                    Attention: Howard H. Lamar III

         If to Executive:           Michael B. Ronan
                                    121 Upton Road
                                    P.O. Box 171
                                    Uxbridge, Massachusetts 01569

or to such other addresses or persons as may be furnished from time to time in writing by one party to the other party. The notice shall be effective on the date of delivery if delivered by hand, the date of delivery as indicated on the receipt if sent via overnight mail, or the date indicated on the return receipt whether or not such notice is accepted by the addressee.

         5.5 Third-Party Benefits. None of the provisions of this Agreement will be for the benefit of, or enforceable by, any third-party beneficiary.

         5.6 Governing Law. This Agreement shall be governed by the laws of the State of Tennessee and that venue for all such disputes under this Agreement shall be in the applicable state and federal courts located in Davidson County, Tennessee.

         5.7 Headings. The Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular Section.

         5.8 Severability. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.


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         5.9      Waiver of Breach. The waiver by either party hereto of a
breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of a subsequent breach of the same or other provision hereof.

         5.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

                                    EMPLOYER:

                                    Beacon Education Management LLC
                                    A Tennessee Limited Liability Company

                                    By:  /s/ WR DeLoache, Jr.
                                        -------------------------------

                                    Title:   Chairman
                                           ----------------------------

                                    EXECUTIVE:

                                     /s/ Michael B. Ronan
                                    -----------------------------------
                                    Michael B. Ronan


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                                    Exhibit A

                                      Bonus



September 15, 2000

         Bonus Potential: to be determined

         Criteria:         to be determined


September 15, 2001

         Bonus Potential:  to be determined

         Criteria:         to be determined


September 15, 2002

         Bonus Potential:  to be determined

         Criteria:         to be determined


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[BEACON EDUCATION MANAGEMENT, INC. LOGO]


                                 March 29, 2000



Mr. Michael B. Ronan, Chief Operating Officer
Beacon Education Management, Inc.
121 Upton Road
Uxbridge, MA  01569

Dear Mike,

Attached are copies of the bonus criteria and targets established by the Board of Directors of Beacon Education Management, Inc. during executive session at its meeting on March 29, 2000. These criteria and targets reflect the discussions that you and I had leading up to that meeting, and hereby become a part of Exhibit A of your employment contract dated December 20, 1999.

Please contact me if you have any questions concerning these documents.


Sincerely,

/s/ William R. DeLoache, Jr.
William R. DeLoache, Jr.
Chairman; Beacon Education Management, Inc.











28 White Bridge Road, Suite 210                               Phone 615-352.2080
Nashville, TN  37205                                          Fax 615-352-1776
                                                   Email: deloache@beaconedu.com


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    BONUS CRITERIA AND TARGETS FOR MICHAEL B. RONAN, CHIEF OPERATING OFFICER
                        BEACON EDUCATION MANAGEMENT, INC.

   ESTABLISHED BY THE BOARD OF DIRECTORS OF BEACON EDUCATION MANAGEMENT, INC.
                                 MARCH 29, 2000

            EXHIBIT A -- EMPLOYMENT CONTRACT DATED DECEMBER 20, 1999



                      FY 2000-01 BONUS CRITERIA AND TARGETS
          40% OF BASE SALARY (BASE = $135,000; TARGET BONUS = $54,000)

1.       60% Quantitative

         (a) CONSOLIDATED PRETAX INCOME. Target = positive pre tax income. Determines 20% of total bonus. This portion of the bonus is doubled if the pretax income achieved is in excess of $750,000. This portion is not paid if there is a pretax loss.

         (b) NUMBER OF SCHOOLS IN OPERATION IN 00- 01 IN WHICH BEACON IS PAID A FEE OF AT LEAST $149,000. Target = 15 Determines 10% of total bonus. This portion of the bonus is to be increased or decreased based on the number of contracts in excess of 10 (e.g. 20% of this portion of the bonus paid if 11 total contracts; 100% of this portion paid if 15 total contracts; 200% of this portion paid if 20 total contracts.)

         (c)      NUMBER OF DEVELOPMENT SCHOOL CONTRACTS SIGNED AS OF JUNE
                  30, 2001, FOR OPENING IN 01-02, IN WHICH PROJECTED MANAGEMENT FEE IS AT LEAST $225,000. Target = 8 Determines 15% of total bonus target. This portion of the bonus is to be increased or decreased based on the number of contracts in excess of four (e.g. 25% of this portion paid if 5 total contracts; 100% of this portion paid if 8 total contracts; 200% of this potion paid if 12 total contracts.)

         (d) NUMBER OF CONTRACT MANAGEMENT SCHOOLS (VS. CHARTER SCHOOLS) WITH LOCAL SCHOOL DISTRICTS FOR MANAGEMENT IN 2001-02, THAT ARE SIGNED AND IN PLACE AS OF JUNE 30, 2001. Target = 1, Determines 15% of total bonus target. This portion of the bonus is to be increased or decreased based on the number of contracts (e.g. 0% of this portion paid if 0 total contracts; 100% of this portion paid if 1 total contracts; 200% of this portion paid if 2 total contracts; 300% paid if 3 total, etc.


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         2.       40% Qualitative based on Board review of relevant information.

                  (a) RECRUITMENT OF A MANAGER CAPABLE OF STEPPING IN TO MANAGE BEACON IN THE EVENT OF MIKE'S ABSENCE. Determines 15% of total bonus target.

                  (b) ACADEMIC STRESSES OF BEACON'S SCHOOLS UNDER MANAGEMENT BY BEACON FOR TWO FULL YEARS. Determines 15% of total bonus target.

                  (c) SUCCESS IN ESTABLISHING THE BEACON BRAND. Determines 10% of total bonus target.


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    BONUS CRITERIA AND TARGETS FOR MICHAEL B. RONAN, CHIEF OPERATING OFFICER
                        BEACON EDUCATION MANAGEMENT, INC.

   ESTABLISHED BY THE BOARD OF DIRECTORS OF BEACON EDUCATION MANAGEMENT, INC.
                                 MARCH 29, 2000

            EXHIBIT A -- EMPLOYMENT CONTRACT DATED DECEMBER 20, 1999


                      FY 1999-00 BONUS CRITERIA AND TARGETS
           15% OF BASE SALARY (BASE = $130,000; TARGET BONUS $20,000)


1.       50% Quantitative

         (a) NUMBER OF SCHOOLS UNDER MANAGEMENT AS OF JUNE 30, 2000, WITH MANAGEMENT FEES FOR 1999-00 IN EXCESS OF $125,000. Target = 9 (counting the 3 Chandler park schools as one). Determines 25% of total bonus. Increases or decreases are pro rata based on change from the target.

         (b) NUMBER OF DEVELOPMENT SCHOOL CONTRACTS IN PLACE AS OF JUNE 30, 2000, FOR OPENING IN 00-01, IN WHICH PROJECTED MANAGEMENT FEE IS AT LEAST $150,000. Target = 6. Determines 25% of total bonus target. This portion of the bonus is to be increased or decreased based on the number of contracts in excess of three (e.g. 33% of this portion paid if 4 total contracts; 100% of this portion paid if 6 total contracts; 200% of this portion paid if 9 total contracts.) Mystic Valley counts as a development project for purposes of this section.

2.       50% Qualitative, based on Board review

         (a) SUCCESS OF JCR INTEGRATION IN 1999-00. Determines 25% of bonus target.

         (b) SUCCESS IN BUILDING A GOOD HEADQUARTERS' MANAGEMENT TEAM. Determines 25% of bonus target.


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